Exhibit 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3571
Curtis@otelcotel.com

Otelco Reports First Quarter 2010 Results

ONEONTA, Alabama (May 5, 2010) – Otelco Inc. (NASDAQ: OTT)(TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia, today announced results for its first quarter ended March 31, 2010.  Key highlights for Otelco include:

●	Total revenues of $25.8 million for first quarter 2010.
●	Operating income of $5.9 million for first quarter 2010.
●	Adjusted EBITDA (as defined below) of $12.3 million for first quarter 2010.

“Otelco started 2010 with an increase in revenue over the same period in 2009 plus quarter over quarter and sequential growth in EBITDA,” said Mike Weaver, President and Chief Executive Officer of Otelco.  “In first quarter 2010, revenue grew 1.2% and Adjusted EBITDA grew 7.2% compared to first quarter 2009. As a result of growth in data lines and CLEC operations, our access line equivalents grew 0.2% for the enterprise. In addition, our RLEC operations experienced an improvement in the trend of line loss as the rate of decline was 0.2%, which compares favorably with a decline of 0.7% in the fourth quarter 2009.

“In the next few months, our New England operations will become known as OTT Communications, reflecting the complete and successful integration of our Company in this geographic area,” continued Weaver. “The name reflects our goal of one team serving the diverse needs of our expanding customer base through innovative services.

“Our cash position increased by $3.5 million during the first quarter, with capital investments in the business of $1.8 million. These investments were concentrated in New England as we started the process of building out new collocation sites in Maine and New Hampshire,” said Weaver. “These expansion sites position us well to both add customers and control costs.

“The increase in Adjusted EBITDA to $12.3 million reflects the implementation of operational synergies since first quarter of last year and continued growth in our CLEC operations. In spite of the stagnant economic conditions in our local rural markets, we are starting the year on target with our growth plans for 2010 in each territory,” Weaver concluded.  “As evidenced by our growth in cash and the twenty-first consecutive IDS dividend, we remain committed to building value for and returning cash to our shareholders.”

Distribution to Income Deposit Security Holders

Each quarter, the Board will consider the declaration of dividends during its normally scheduled meeting.  For this quarter, the Board is meeting on May 13, 2010.  The scheduled interest and any dividend declared will be paid on June 30, 2010, to holders of record as of the close of business on June 15, 2010.  The interest payment will cover the period from March 30, 2009, through June 29, 2010.  Currently, it is anticipated that the Company’s dividends in 2010 will continue to be treated as a return of capital for tax purposes.  The Company has made twenty-one successive quarterly distributions of dividends and interest since its IDS units were originally offered to the public in December 2004.

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Otelco Reports First Quarter 2010 Results

May 5, 2010

First Quarter 2010 Financial Summary
(Dollars in thousands, except per share amounts)

			Change
	1Q 2009	1Q 2010	Amount	Percent

Revenues	$25,500	$25,794	$294	1.2%
Operating income	$4,465	$5,869	$1,404	31.4%
Interest expense	$(6,599)	$(5,989)	$(610)	(9.2)%
Net loss available to stockholders	$(1,834)	$(386)	$1,448	*
Basic net loss per share	$(0.14)	$(0.03)	$0.11	*
Diluted net loss per share	$(0.14)	$(0.03)	$0.11	*

Adjusted EBITDA(a)	$11,502	$12,331	$829	7.2%
Capital expenditures	$1,229	$1,753	$524	42.6%

* Not a meaningful calculation

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended
	March 31,
	2009	2010

Net loss	$(1,834)	$(386)
Add: Depreciation	3,681	3,573
Interest expense – net of premium	5,917	5,651
Interest expense – caplet cost	344	-
Interest expense – amortize loan cost	338	338
Income tax benefit	(1,025)	(262)
Change in fair value of derivatives	951	886
Loan fees	19	19
Amortization - intangibles	3,111	2,512
Adjusted EBITDA	$11,502	$12,331

 (a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing consolidated net income.  Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP).  While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP.  The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage.  The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein.  The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports First Quarter 2010 Results

May 5, 2010

Otelco Inc. - Key Operating Statistics
				Quarter
	December 31,		March 31,	% Change
Key Operating Statistics	2008	2009	2010	2010
RLEC access lines:
Voice lines	51,530	48,215	47,552	(1.4)%
Data lines	18,709	20,066	20,614	2.7%
RLEC access line
equivalents (1)	70,239	68,281	68,166	(0.2)%

CLEC access lines:
Voice lines	26,558	28,647	28,889	0.8%
Data lines	3,246	3,428	3,467	1.1%
CLEC access line
equivalents (1)	29,804	32,075	32,356	0.9%

Otelco access line
equivalents (1)	100,043	100,356	100,522	0.2%

Cable television customers	4,082	4,195	4,239	1.0%
Wholesale network connections	98,187	132,324	137,318	3.8%
Other internet customers(2)	11,864	9,116	8,528	(6.5)%

(1) We define access line equivalents as voice access lines and data access lines (including cable modems, digital subscriber lines, and dedicated data access trunks).

(2) Includes dial-up Internet customers of 9,213, 6,439 and 5,765 and digital high-speed data customers of 1,468, 1,891 and 2,107 for December 31, 2008, December 31, 2009 and March 31, 2010, respectively, that are outside of our traditional service territories and dial-up Internet customers of 1,183, 786 and 656 for December 31, 2008, December 31, 2009 and March 31, 2010, respectively, that are in our traditional service territories.

FINANCIAL DISCUSSION FOR FIRST QUARTER 2010:

Revenue
Total revenues grew 1.2% in the three months ended March 31, 2010, to $25.8 million from $25.5 million in the three months ended March 31, 2009.  The growth in revenue was primarily associated with growth in CLEC sales in Maine and New Hampshire, as well as selective price increases, partially offset by declines in RLEC subscribers.  Local services revenue grew 3.2% in the first quarter to $12.2 million from $11.9 million in the quarter ended March 31, 2009.  Growth in CLEC revenue of $0.8 million was partially offset by lower RLEC voice access lines. Network access revenue decreased 1.4% in the first quarter to $8.0 million from $8.1 million in the quarter ended March 31, 2009. Special circuits access decreased $0.4 million, partially offset by an increase of $0.3 million in switched interstate and intrastate access. Cable television revenue in the three months ended March 31, 2010, increased 9.8% to $0.7 million from $0.6 million in first quarter 2009.  Growth in IPTV subscribers and the shift to high definition services in Alabama exceeded attrition in basic customers as a result of the sluggish economy.  Internet revenue for the first quarter 2010 decreased 0.8%, remaining at $3.5 million for both periods. Growth in broadband data lines was offset by the loss of dial-up subscribers.  Transport services revenue declined slightly by 0.7%, holding at $1.4 million in both periods.

Operating Expenses
Operating expenses in the three months ended March 31, 2010, decreased 5.3% to $19.9 million from $21.0 million in the three months ended March 31, 2009.  Cost of services decreased 0.5% to $10.6 million in the quarter ended March 31, 2010, from $10.7 million in the same period last year. Synergies from the Country Road acquisition, including network consolidation were partially offset by higher cable programming costs, sales commissions and long distance costs in Missouri. Implementation of organization synergies, including lower advertising and long distance costs in Maine, offset approximately $0.7 million of the increase.  Selling, general and administrative expenses decreased 9.7% to $3.2 million in the three months ended March 31, 2010, from $3.6 million in the three months ended March 31, 2009. The decrease reflects synergies from completion of integrating the Country Road acquisition and lower additions to the uncollectible reserve. These savings were partially offset by higher salaries and human resources, regulatory and IT increases.  Depreciation and amortization for first quarter 2010 decreased 10.4% to $6.1 million from $6.8 million in the first quarter 2009.  Amortization of intangible assets associated with the Country Road acquisition decreased $0.6 million, including a covenant not to compete and contract customer base assets. The remaining decrease of $0.1 million reflected lower depreciation of plant assets in Alabama.

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Otelco Reports First Quarter 2010 Results

May 5, 2010

Interest Expense
Interest expense decreased 9.2% to $6.0 million in the quarter ended March 31, 2010, from $6.6 million a year ago. Half of the decline reflects the interest rate caplet expense present in first quarter 2009 that was fully expensed in 2009. The difference reflects a reduction of $5.0 million in principal from 2009 to 2010 and lower LIBOR rates, partially offset by fixed rate swap impact of our second swap which became effective in February 2010.  The interest rate swaps limit the Company’s exposure to changes in interest rates through February 2012.

Change in Fair Value of Derivatives
As a requirement of the existing senior debt, the Company has two interest rate swap agreements intended to hedge changes in interest rates on its senior debt. The swap agreements do not qualify for hedge accounting under the technical requirements of Accounting Standards Codification 815. Changes in value for the two swaps are reflected in change in the fair value of derivatives on the income statement and have no impact on cash. Over the life of the swaps, the change in value will be zero, with no impact on Adjusted EBITDA or operations. The value of the swaps declined $0.9 million in first quarter 2010 compared to a decline of $1.0 million in the same period of 2009.

Adjusted EBITDA
Adjusted EBITDA for the three months ended March 31, 2010, was $12.3 million compared to $11.5 million for the same period in 2009, and $12.2 million in the fourth quarter of 2009.  See financial tables for a reconciliation of Adjusted EBITDA to net loss.

Balance Sheet
As of March 31, 2010, the Company had cash and cash equivalents of $21.2 million compared to $17.7 million at the end of 2009.  Total long-term notes payable was unchanged at $273.7 million.  The Company continues to meet all of its loan covenants.  The Company expects to convert the Class B shares into IDS units during second quarter 2010, as requested by the Class B shareowners. The first quarter distribution of $5.3 million in interest and dividends to our shareowners and $0.3 million in interest to our bond holders occurred on March 31, 2010.  This represents the twenty-first consecutive quarterly distribution since going public in December 2004.

Capital Expenditures
Capital expenditures were $1.8 million for the quarter, up $0.5 million from first quarter 2009 and down from $3.2 million in fourth quarter 2009.  The Company is expanding its CLEC capabilities in Maine and New Hampshire; enhancing DSL capacity; and expanding IPTV capability in Alabama.

First Quarter Earnings Conference Call
Otelco has scheduled a conference call, which will be broadcast live over the Internet, on Thursday, May 6, 2010, at 11:00 a.m. ET.  To participate in the call, dial (913) 312-0391 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting the Company's Web site at www.OtelcoInc.com  or www.earnings.com. To listen to the live call online, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, a replay of the Web cast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days.  A one-week telephonic replay may also be accessed by calling 719-457-0820 and using the passcode 4567897.

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Otelco Reports First Quarter 2010 Results

May 5, 2010

ABOUT OTELCO
Otelco Inc., headquartered in Oneonta, Alabama, provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up Internet access, cable television and other telephone related services. With more than 100,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates ten incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s web site at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief,” “expects,” ‘intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports First Quarter 2010 Results

May 5, 2010

OTELCO INC.
Consolidated Balance Sheets

	As of	As of
	December 31, 2009	March 31, 2010
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$17,731,044	$21,204,781
Accounts receivable:
Due from subscribers, net of allowance
for doubtful accounts of $473,572 and
$411,964 respectively	4,650,909	4,307,278
Unbilled receivables	2,444,979	2,438,340
Other	3,200,945	3,137,048
Materials and supplies	1,969,966	2,056,125
Prepaid expenses	1,342,249	1,368,752
Income tax receivable	389,486	-
Deferred income taxes	744,531	744,531
Total current assets	32,474,109	35,256,855

Property and equipment, net	69,028,973	66,826,868
Goodwill	188,190,078	188,190,078
Intangible assets, net	34,218,115	32,096,989
Investments	1,991,158	1,984,781
Deferred financing costs	6,964,015	6,626,038
Deferred income taxes	4,482,430	4,482,430
Other assets	179,325	149,472
Total assets	$337,528,203	$335,613,511

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,145,728	$3,205,704
Accrued expenses	6,167,023	5,919,142
Advanced billings and payments	1,665,422	1,694,474
Deferred income taxes	394,850	394,850
Customer deposits	172,109	182,719
Total current liabilities	11,545,132	11,396,889
Deferred income taxes	42,239,262	42,239,262
Interest rate swaps	1,592,813	2,478,983
Advance billings and payments	698,352	688,006
Other liabilities	165,968	165,709
Long-term notes payable	273,717,301	273,695,215
Total liabilities	329,958,828	330,664,064

Class B common convertible to senior
subordinated notes	4,085,033	4,085,033

Stockholders’ equity
Class A Common stock, $.01 par value-authorized
20,000,000 shares; issued and outstanding 12,676,733
shares	126,767	126,767
Class B Common stock, $.01 par value-authorized
800,000 shares; issued and outstanding
544,671 shares	5,447	5,447
Additional paid in capital	10,340,862	8,106,588
Retained deficit	(6,988,734)	(7,374,388)

Total stockholders’ equity	3,484,342	864,414

Total liabilities and stockholders’ equity	$337,528,203	$335,613,511

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Otelco Reports First Quarter 2010 Results

May 5, 2010

OTELCO INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2009	2010

Revenues
Local services	$11,854,980	$12,238,674
Network access	8,094,133	7,984,968
Cable television	606,687	665,835
Internet	3,541,677	3,511,106
Transport services	1,402,699	1,393,626
Total revenues	25,500,176	25,794,209

Operating expenses
Cost of services and products	10,666,456	10,610,193
Selling, general and administrative
expenses	3,576,674	3,230,996
Depreciation and amortization	6,791,839	6,084,291
Total operating expenses	21,034,969	19,925,480

Income from operations	4,465,207	5,868,729

Other income (expense)
Interest expense	(6,598,953)	(5,988,642)
Change in fair value of derivative	(951,103)	(886,170)
Other income	225,860	358,832
Total other expense	(7,324,196)	(6,515,980)

Loss before income taxes	(2,858,989)	(647,251)

Income tax benefit	1,024,953	261,595

Net loss available to common
stockholders	$(1,834,036)	$(385,656)
Weighted average shares outstanding:
Basic	12,676,733	12,676,733
Diluted	13,221,404	13,221,404

Net loss per share:
Basic	$(0.14)	$(0.03)
Diluted	$(0.14)	$(0.03)
Dividends declared per share	$0.18	$0.18

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Otelco Reports First Quarter 2010 Results

May 5, 2010

OTELCO INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	March 31,
	2009	2010
Cash flows from operating activities:
Net loss	$(1,834,036)	$(385,656)
Adjustments to reconcile net income to cash
flows from operating activities:
Depreciation	3,680,873	3,572,918
Amortization	3,110,966	2,511,373
Interest rate caplet	344,082	-
Amortization of debt premium	(19,671)	(22,086)
Amortization of loan costs	337,976	337,976
Change in fair value of derivatives	951,103	886,170
Provision for uncollectible revenue	58,691	77,045
Changes in assets and liabilities; net of assets and
liabilities acquired:
Accounts receivables	129,927	365,460
Material and supplies	(7,465)	(86,159)
Income tax receivable	-	389,486
Prepaid expenses and other assets	210,917	(26,503)
Accounts payable and accrued liabilities	(589,196)	(187,900)
Advance billings and payments	(13,595)	18,706
Other liabilities	(14,921)	10,351
Net cash from operating activities	6,345,651	7,461,181

Cash flows from investing activities:
Acquisition and construction of property and equipment	(1,228,751)	(1,753,170)
Net cash used in investing activities	(1,228,751)	(1,753,170)
Cash flows from financing activities:
Cash dividends paid	(2,234,274)	(2,234,274)
Net cash used in financing activities	(2,234,274)	(2,234,274)

Net increase in cash and cash equivalents	2,882,626	3,473,737
Cash and cash equivalents, beginning of period	13,542,255	17,731,044

Cash and cash equivalents, end of period	$16,424,881	$21,204,781

Supplemental disclosures of cash flow information:
Interest paid	$6,215,276	$5,569,134

Income taxes received	$(61,342)	$(326,486)

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